The Toro Company

8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196 952/888-8801 FAX 952/887-8258

Media Relations
Investor Relations Stephen P. Wolfe Vice President, CFO (952) 887-8076	John Wright Director, Investor Relations (952) 887-8865	Connie Kotke Toro Media Relations (952) 887-8984 www, pr@toro.com	Web Site www.thetorocompany.c om

TORO REPORTS RECORD 2005 NET SALES AND EARNINGS

Net Earnings Per Diluted Share Up 21.3%
Board Raises Quarterly Dividend From $0.06 To $0.09 Per Common Share

LIVE CONFERENCE CALL
December 7, 10:00 a.m. CT
www.thetorocompany.com/invest

BLOOMINGTON, Minn. (December 7, 2005) – The Toro Company (NYSE: TTC) today reported record net earnings of $114.1 million, or $2.45 per diluted share, on record net sales of $1,779.4 million for the fiscal year ended October 31, 2005. In fiscal 2004, the company reported net earnings of $102.7 million, or $2.02 per diluted share, on net sales of $1,652.5 million.

For the fiscal 2005 fourth quarter ended October 31, Toro reported net earnings of $6.6 million, or $0.14 per diluted share, on net sales of $337.1 million compared with net earnings of $6.9 million, or $0.14 per diluted share, on net sales of $336.9 million in the fiscal 2004 fourth quarter.

Earnings per share figures for all periods have been adjusted to reflect the effects of a 2-for-1 stock split which was effective March 28, 2005.

The company’s Board of Directors voted to increase the quarterly dividend from $0.06 to $0.09 per common share, payable Jan. 12, 2006 to shareholders of record on Dec. 16, 2005.

“The Toro Company delivered excellent results in 2005 on the strength of a broad and growing business portfolio and our continued emphasis on profitability improvement initiatives,” said Michael J. Hoffman, The Toro Company’s president and chief executive officer. “While the overall business environment was less favorable in 2005 than in 2004, we were nevertheless able to deliver financial performance in line with our goals for sales growth and profit improvement set out in our three-year ‘6+8’ initiative,” said Hoffman.

Hoffman noted that double-digit growth in sales for the professional segment and international business overall helped offset slower sales in the domestic residential segment. “Including contributions from the acquisition of Hayter, Ltd., international sales increased 29.1 percent over 2004 and accounted for nearly 25 percent of total revenues, up from 21 percent in 2004. In particular, international sales of residential products increased more than 50 percent,” said Hoffman. “Increasingly strong growth from our international business is consistent with our overall growth strategy and efforts to increase international revenues to a higher percentage of overall company revenues. The results from accelerating our international growth provided better balance in our business that, in 2005, helped mitigate the effect of unfavorable weather primarily impacting our domestic residential segment.”

SEGMENT RESULTS

Segment data are provided in the table following the “Condensed Consolidated Statements of Earnings.”

Professional

Fiscal year segment net sales totaled $1,145.4 million, up 11.3 percent compared with 2004. Growth in the professional segment was driven by new products, the company’s continued leadership in golf course maintenance equipment and landscape contractor mowing products, broad-based strength in international markets and the acquisition of Hayter. Fourth quarter segment sales increased 7.1 percent.

For the fiscal year, professional segment earnings totaled $207.4 million an increase of 19.8 percent compared with fiscal 2004. Segment earnings for the quarter totaled $24.0 million compared to $18.6 million in the corresponding quarter last year.

Residential

Fiscal year segment net sales totaled $583.3 million, up 5.2 percent from fiscal 2004. Growth in residential international sales, including contributions from the Hayter acquisition, more than offset weakness in the domestic residential segment in the second half of the fiscal year. Residential segment sales for the fiscal 2005 fourth quarter totaled $111.1 million, down 5.3 percent from the fiscal 2004 fourth quarter.

For the fiscal year, residential segment earnings totaled $50.2 million, a decrease of 18.8 percent from fiscal 2004. Segment earnings for the fiscal 2005 fourth quarter were $6.7 million compared with $9.1 million in the same period last year.

REVIEW OF OPERATIONS

For the fiscal year, gross margin was 34.6 percent compared with 35.9 percent in fiscal 2004. The decline resulted primarily from higher commodity costs and the impact of the Hayter acquisition. In the fourth quarter, gross margin was 33.8 percent compared with 34.8 percent in the same period last year.

SG&A expense as a percentage of net sales improved to 24.3 percent in fiscal 2005 compared with 25.9 percent in fiscal 2004. The improvement resulted from lower incentive compensation and warranty costs, as well as expense leveraging accomplished through continued implementation of lean and no-waste efforts throughout the company. For the fiscal 2005 fourth quarter, SG&A expenses were 30.3 percent of net sales compared with 30.6 percent of net sales in the fiscal 2004 fourth quarter.

Interest expense for fiscal 2005 totaled $17.7 million compared with $15.5 million in fiscal 2004. The company’s effective tax rate for fiscal 2005 was 33.0 percent.

Accounts receivable at the end of fiscal 2005 totaled $295.7 million, up $15.1 million or 5.4 percent higher than the end of fiscal 2004. Net inventory at year-end totaled $235.3 million, up $8.1 million or 3.6 percent. The increases in year-end accounts receivable and inventories are primarily the result of the Hayter acquisition which was completed in the second quarter of fiscal 2005.

The company generated $174.1 million in cash from operations in fiscal 2005 compared with $175.3 million in fiscal 2004.

During fiscal 2005, the company repurchased approximately 3.9 million of its common shares for an aggregate purchase price of approximately $157.0 million.

BUSINESS OUTLOOK

Commenting on Toro’s outlook for fiscal 2006, Hoffman said Toro remains on track to achieve the after-tax profit margin and sales growth goals of the company’s three-year ‘6+8’ initiative.

“In fiscal 2004, the first year of this program, we benefited from favorable conditions in most markets, and we turned in a record financial performance,” said Hoffman. “In fiscal 2005, we faced tougher challenges in the form of increasing commodity costs and less favorable market and weather conditions — particularly in North America. We were nevertheless able to deliver financial performance in line with our long-term goals thanks to continued focus on investment in new products, innovation and technology, contributions from international markets and ongoing emphasis on implementing lean principles and reducing waste. Our year end balance sheet is strong, and we continue to generate healthy cash flows to fund future growth and investments. Recognizing that the company is positioned to sustain continued strong financial performance, the company’s Board of Directors voted to increase our quarterly dividend.”

The company is also well-positioned to resume stronger top line growth in fiscal 2006. “With our diverse mix of businesses, steady stream of new products and wider market coverage, we are better able to generate top line growth. Our revenue growth initiatives coupled with our continued emphasis on reducing waste and driving down costs are improving the company’s overall earnings power,” said Hoffman.

The company currently expects to report a 12 to 15 percent increase in fiscal 2006 net earnings per share on revenue growth of 8%, not including any future acquisitions. For its fiscal 2006 first quarter, typically the smallest revenue period, Toro expects to report diluted earnings per share of $0.25 to $0.28.

The Toro Company is a leading worldwide provider of outdoor maintenance and beautification products for home, recreation and commercial landscapes.

The Toro Company will conduct a conference call and webcast for investors beginning at

10:00 a.m. Central Time (CST) on December 7, 2005. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor

Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties facing the company’s overall financial position at the present include the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; slow growth rate in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; our ability to achieve the goals for the ‘6+8’ growth and profit improvement initiative which is intended to improve our revenue growth and after-tax return on sales; the company’s ability to achieve sales and earnings per share growth in fiscal 2006; our ability to successfully integrate acquisitions and manage alliances; ability of management to manage around unplanned events; unforeseen product quality problems in the development and production of new and existing products; fluctuations in the cost and availability of raw materials, including steel and other commodities; rising cost of transportation; level of growth in the golf market; increased dependence on The Home Depot as a customer for the residential segment; reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets; increased competition; elimination of shelf space for our products at retailers; financial viability of distributors and dealers; market acceptance of existing and new products; unforeseen inventory adjustments or changes in purchasing patterns by our customers; the impact of abnormal weather patterns; and the previously disclosed pending litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, of which the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s consolidated operating results or financial condition, although an adverse result might be material to operating results in a particular reporting period. In addition to the factors set forth in this paragraph, market, economic, financial, competitive, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this statement.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Fiscal Years Ended
	October 31,	October 31,	October 31,	October 31,
	2005[1]	2004[2]	2005[1]	2004[2]

Net sales	$337,091	$336,864	$1,779,387	$1,652,508
Gross profit	113,799	117,379	615,366	593,070
Gross profit percent	33.8%	34.8%	34.6%	35.9%
Selling, general, and administrative expense	102,264	103,215	432,640	427,845

Earnings from operations	11,535	14,164	182,726	165,225
Interest expense	(4,280)	(4,046)	(17,733)	(15,523)
Other income, net	2,554	224	5,279	3,531

Earnings before income taxes	9,809	10,342	170,272	153,233
Provision for income taxes	3,237	3,413	56,190	50,567

Net earnings	$6,572	$6,929	$114,082	$102,666

Basic net earnings per share	$.15	$.15	$2.55	$2.11

Diluted net earnings per share	$.14	$.14	$2.45	$2.02

Weighted average number of shares of common stock outstanding – Basic	43,543	46,766	44,714	48,728
Weighted average number of shares of common stock outstanding – Dilutive	45,384	48,843	46,539	50,766

Shares and per share data have been adjusted for all periods presented to reflect a two-for-one stock split effective
March 28, 2005.

1 Prepared under the accounting provisions of Statement of Financial Accounting Standard No. 123 (Revised 2004), “Share-Based Payment.”
2 Prepared under the accounting provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,”

(APB No. 25), and related Interpretations.

THE TORO COMPANY AND SUBSIDIARIES
Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Fiscal Years Ended
	October 31,	October 31,	October 31,	October 31,
Segment Net Sales	2005	2004	2005	2004
Professional	$208,562	$194,811	$1,145,361	$1,028,941
Residential	111,103	117,382	583,291	554,334
Other	17,426	24,671	50,735	69,233

Total *	$337,091	$336,864	$1,779,387	$1,652,508

* Includes international sales of	$84,922	$73,074	$440,644	$341,360

	Three Months Ended		Fiscal Years Ended
	October 31,	October 31,	October 31,	October 31,
Segment Earnings (Loss) Before Income Taxes	2005	2004	2005	2004
Professional	$24,016	$18,632	$207,398	$173,111
Residential	6,667	9,086	50,160	61,777
Other	(20,874)	(17,376)	(87,286)	(81,655)

Total	$9,809	$10,342	$170,272	$153,233

Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	October 31,	October 31,
	2005	2004
ASSETS

Cash and cash equivalents	$41,402	$90,756
Receivables, net	295,683	280,577
Inventories, net	235,347	227,200
Prepaid expenses and other current assets	16,084	16,931
Deferred income taxes	58,558	53,064

Total current assets	647,074	668,528

Property, plant, and equipment, net	167,277	164,665
Goodwill and other assets	102,386	98,907

Total assets	$916,737	$932,100

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$46	$45
Short-term debt	325	1,099
Accounts payable	87,952	87,147
Accrued liabilities	252,879	235,791

Total current liabilities	341,202	324,082

Long-term debt, less current portion	175,000	175,046
Long-term deferred income taxes	872	3,837
Deferred revenue and other long-term liabilities	9,629	8,316
Stockholders’ equity	390,034	420,819

Total liabilities and stockholders’ equity	$916,737	$932,100

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Fiscal Years Ended
	October 31,	October 31,
	2005	2004
Cash flows from operating activities:
Net earnings	$114,082	$102,666
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash asset impairment (recovery)	23	(726)
Equity losses from investments	1,468	781
Provision for depreciation and amortization	42,829	36,093
Gain on disposal of property, plant, and equipment	(260)	(216)
Stock-based compensation expense	9,312	17,128
(Increase) decrease in deferred income taxes	(8,635)	551
Changes in operating assets and liabilities:
Receivables, net	7,381	(10,558)
Inventories, net	(1,210)	(310)
Prepaid expenses and other assets	462	(4,391)
Accounts payable, accrued expenses, and deferred revenue	8,631	34,274

Net cash provided by operating activities	174,083	175,292

Cash flows from investing activities:
Purchases of property, plant, and equipment	(37,432)	(40,812)
Proceeds from asset disposals	2,740	2,098
Increase in investments in affiliates	(757)	(1,278)
Decrease in other assets	1,550	1,118
Proceeds from sale of businesses	765	578
Acquisition, net of cash acquired	(35,285)	—

Net cash used in investing activities	(68,419)	(38,296)

Cash flows from financing activities:
Increase in short-term debt	(774)	(1,039)
Repayments of long-term debt	(45)	(3,830)
Excess tax benefits from share-based arrangements	5,989	9,857
Proceeds from exercise of stock options	8,164	14,307
Purchases of Toro common stock	(156,972)	(169,821)
Dividends paid on Toro common stock	(10,755)	(5,839)

Net cash used in financing activities	(154,393)	(156,365)

Effect of exchange rates on cash	(625)	(162)

Net decrease in cash and cash equivalents	(49,354)	(19,531)
Cash and cash equivalents as of the beginning of the fiscal year	90,756	110,287

Cash and cash equivalents as of the end of the fiscal year	$41,402	$90,756